EXHIBIT 5.1

November 3, 2009

Board of Directors

Merck & Co., Inc.

One Merck Drive

Whitehouse Station, NJ 08889-0100

Re: Merck & Co., Inc. — Deferral Program

Ladies and Gentlemen:

I am the Senior Vice President, Secretary and Assistant General Counsel of Merck & Co., Inc., a New Jersey corporation (the “Corporation”), and in such capacity have acted as counsel for the Corporation in connection with the proposed registration under the Securities Act of 1933, as amended, of up to $186,500,000 of unsecured obligations of the Corporation, which may be issued by the Corporation registered pursuant to the MSD Deferral Program (the “Plan”), or any successor plans thereto, as such plans or successor plans may be amended from time to time. I have examined such corporate records and other documents, including the Registration Statement on Form S-8 relating to the deferred obligations, and have reviewed such matters of law as I have deemed necessary for this opinion.

I am admitted to the Bar of the State of New York. The opinions expressed herein are limited in all respects to the federal laws of the United States of America, the laws of the State of New York, and the Business Corporation Act of the State of New Jersey.

On the basis of the foregoing examination and review, I advise you that, in my opinion:

1.	The Corporation is a corporation duly organized and existing under the laws of the State of New Jersey.

2.	The deferred obligations have been duly authorized and, when the Registration Statement and any amendments thereto filed with the Securities and Exchange Commission have become effective, and deferred amounts are credited to the accounts of participants in accordance with the terms and conditions of the Plan, the deferred obligations will be valid and binding obligations of the Corporation, enforceable in accordance with their terms and the terms and conditions of the Plan, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws or general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

The opinions expressed herein are rendered only to you and are solely for your benefit and may not be relied upon by any person, firm or corporation for any reason without my prior written consent.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

By:	/s/ Celia A. Colbert
Celia A. Colbert